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STATE OF NORTH CAROLINA
COUNTY OF UNION


                              EMPLOYMENT AGREEMENT
         This AGREEMENT made and entered into this the 20th day of January, 1993, by and between BANK OF UNION, a banking corporation duly organized and existing under the laws of North Carolina (hereinafter called the "Bank") and H. Clark Goodwin, a key management employee of the Bank, (hereinafter called the "Employee");

         WHEREAS, the Employee is currently one of the key management personnel of the Bank; and

         WHEREAS, the parties desire by this writing to set forth the employment relationship of the Bank and the Employee;

         NOW,  THEREFORE,  IT IS AGREED AS FOLLOWS:

         1. EMPLOYMENT. The Employee is employed as President &
CEO of the Bank. The Employee shall render administrative and management services to the Bank such as are customarily performed by persons situated in a similar executive capacity. He shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. The Employee's other duties shall be such as the Board of Directors may from time to time reasonably direct, including normal duties as an officer of the Bank, if elected as such.

         2. PLACE OF EMPLOYMENT. The place of employment shall be interpreted as being within the bank's primary market area and in no case shall be more than thirty-five miles from the boundary of Union County, North Carolina, unless agreed upon by the employee.

         3. COMPENSATION. The Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of Ninety Thousand

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        Dollars per annum, payable in cash not less frequently than monthly and not later than the tenth (10th) day following the expiration of the month in question; provided, however, that no such salary shall be paid in respect of any month or portion thereof subsequent to the termination of this Agreement; and provided, further, that the rate of such salary shall be reviewed by the Board of Directors of the Bank not less often than annually and may be increased (but not decreased) from time to time in such amounts as the Board in its discretion may decide, subject to the customary withholding tax and other employee taxes as required with respect to compensation paid by a corporation to an employee.


         4. DISCRETIONARY BONUSES. The Employee shall be entitled to participate in an equitable manner with all other key management personnel of the Bank in discretionary bonuses authorized and declared by the Board of Directors of the Bank to its key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for Employee's right to participate in such discretionary bonuses when and as declared by the Board of Directors.

         5. (a) PARTICIPATION IN RETIREMENT AND MEDICAL PLANS. The Employee shall be entitled to participate in any Plan of the Bank relating to pension, profit-sharing, or other retirement benefits and medical coverage or reimbursement plans that the Bank may adopt for the benefits of its employees.

             (b) FRINGE BENEFITS. The Employee shall be eligible to participate in any other fringe benefits which may be or become applicable to the Bank's executive employees including reimbursement for business related expenses and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement.

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         6. TERM. The term of employment under this Agreement shall be for the period commencing January 20, 1993 and ending January 19, 1998, which term, at the option of the Bank, may be renewed for successive twelve (12) month periods thereafter unless or until terminated as hereinafter provided. In no case shall this contract extend beyond the employee's sixty-fifth birthday.

         7. NONDEDUCTIBLE COMPENSATION. In the event that any part of the compensation paid to the Employee under paragraphs 3 and 4 shall be disallowed by the Internal Revenue Service as a deduction of the Bank under Section 162 of the Internal Revenue Code of 1954, as the same now exists or as it may be amended hereafter from time to time, and such disallowance becomes final, the Employee shall return to the Bank the amount of the disallowed compensation. The duty of the employee to return the amount of disallowed compensation shall be a debt payable on demand by the Employee to the Bank, which the Bank may recover as a set-off against future salaries and bonuses payable under paragraphs 3 and 4.

         8. LOYALTY. The Employee shall devote his full time and best efforts to the performance of his employment under this Agreement. During the term of this Agreement, the Employment shall not, at any time or place, either directly or indirectly, engage in any business or activity in conflict with the business affairs or interests of the Bank.

         9. STANDARDS. The Employee shall perform his duties under this Agreement in accordance with such standards established from time to time by the Board of Directors of the Bank.

         10. VACATION. At such reasonable times as the Board of Directions shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as

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vacation time, provided that:

              (a) The Employee shall be entitled to an annual vacation of three
                  (3) weeks per year;

              (b) The time of vacations shall be scheduled in a reasonable manner by the Board of Directors. The Employee shall not be entitled to receive any additional compensation from the Bank on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation time from one fiscal year to the next;

              (c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine.

         11.  TERMINATION OF EMPLOYMENT.

               (a) This Agreement may be terminated at any time by decision of the Board of Directors of the Bank for conduct not constituting termination for Just Cause, upon thirty (30) days written notice to the Employee, and in that event, the Bank shall be obligated to continue to pay the Employee his salary, up to the date of termination date of the then existing term (including any renewal term) of this Agreement; provided, however, that the employee may give thirty (30) days written notice of resignation to the Bank, and in that event, the Bank shall be obligated to continue to pay the employee until the effective date of the resignation.

              (b) This Agreement shall be terminated upon the following

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occurrences:


                    (i) The death of the Employee during the term of this
                        Agreement, in which event the Employee's estate shall be entitled to receive the salary due the Employee through the last day of the calendar month in which his death shall have occurred.

                   (ii) Conduct constituting termination for Just Cause at any time during the term (including any renewal term) of this Agreement, in which event the Bank shall be obligated only to continue to pay the Employee his salary up to the date of termination. For all purposes of this Agreement, "termination for Just Cause" shall mean termination for personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), final cease-and-desist order, or material breach of any provision of this Agreement.

                  (iii) Removal of the Employee from office and/or permanent prohibition from participation in the conduct of the affairs of the Bank pursuant to an Order issued by the North Carolina Banking Commission or Federal Deposit Insurance Corporation under authority of its Rules and Regulations for Insurance of Accounts in which event the Bank shall be obligated to continue to pay to Employee his salary only up to the effective date of such Order, provided, however, that nothing contained in this subparagraph (iii) shall affect any of the vested rights of the parties hereto.

                  (iv) Default of the Bank, as defined by G. S. 53-19, as
                       amended, to mean that the Commissioner of Banks has taken possession of the business and property of said bank. In the event of a default as described herein, the Bank shall be obligated only to continue to pay to Employee his salary up to the date of such default provided, however, that nothing contained in this subparagraph (iv) shall affect any of the vested rights of the parties hereto.

         12.  SUSPENSION OF EMPLOYMENT.
                  (a) The suspension of the Employee from office and/or temporary prohibition from participation in the conduct of the affairs of the Bank pursuant to notice served by the North Carolina Commissioner of Banks or the Federal Deposit Insurance Corporation under authority of its Rules and Regulations for Insurance of Accounts, unless stayed by appropriate proceedings, shall suspend, as of the date of such service, all obligations


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of the Bank under the terms of this Agreement.

                  (b) In the event the charges specified in a notice served as provided in subsection (a) of this paragraph 12 shall be dismissed, the Bank, shall, in its discretion, (i) pay the Employee all or any part of the compensation withheld from such Employee pursuant to the suspension of the Bank's obligations as required in subparagraph (a) of this paragraph and (ii) reinstate any or all (in whole or in part) of the obligations suspended as required in subparagraph (a) of this paragraph.

         13. DISABILITY. If the Employee shall become disabled or incapacitated to the extend that he is unable to perform the duties set forth in paragraph 1, he shall nevertheless continue to receive one hundred percent (100%) of his compensation under paragraph 3 of this Agreement for a period of thirty (30) days of his disability, at which time the salary continuation insurance coverage provided by the Bank will become effective. Upon returning to active full-time employment, the Employee's full compensation as set forth in paragraphs 3 and 4 of this agreement shall be reinstated. In the event that said Employee returns to active employment on other than a full-time basis, then his compensation (as set forth in paragraph 3 of this Agreement) shall be reduced in proportion to the time spent in said employment. However, if he is again unable to perform the duties as set forth in paragraph 1 due to illness or other incapacity, he must have been engaged in active full-time employment for at least twelve (12) consecutive months (exclusive of vacations and leaves of absence) immediately prior to such later absence or inability in order to qualify for the full or partial continuance of his salary under this paragraph 13.

        14. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto, and neither party may assign of delegate any of its rights or obligations hereunder without first obtaining the written consent of the


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other party.

        15. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

        16. APPLICABLE LAW. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of North Carolina. Whenever reference is made to the Internal Revenue Code or any section thereof, such reference shall be construed to mean the Internal Revenue Code of 1954, as amended, or such section thereof, as the case may be, as heretofore or hereafter amended or supplemented or as superseded by laws of similar effect.

        17. PARAGRAPH HEADINGS. The paragraph headings used in the Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

        18. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

                                       BANK OF UNION
                                       BY:   /s/ David C. McGuirt
                                                 Exec. V.P.
                                                       (title)
(corporate seal)

ATTEST:
         /s/ Alice K. Holmes                /s/  H. Clark Goodwin         (SEAL)
             Asst. Secretary                        Employee


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STATE OF NORTH CAROLINA
COUNTY OF UNION



                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Amendment No. 1 is made and entered into this the 31st day of August, 1995 by and between BANK OF UNION, a banking corporation duly organized and existing under the laws of North Carolina (hereinafter called the "Bank") and H. CLARK GOODWIN, President and Chief Executive Officer of the Bank (hereinafter called the "Employee");

                                   WITNESSETH:

         WHEREAS, the Bank and the Employee entered into an Employment Agreement dated January 20, 1993 (the "Agreement") providing for the employment of the Employee with the Bank as President and Chief Executive Officer; and

         WHEREAS, the parties desire by this Amendment No. 1 to amend the compensation as set forth in Section 3 and the term as set forth in Section 6 of the Employment Agreement; and

         WHEREAS, the Board of Directors has considered the long term effects of such Amendment No. 1 and believes that such Amendment No. 1 to be in the best interests of the Bank.

         NOW, THEREFORE, FOR AND IN CONSIDERATION OF THE MUTUAL PREMISES AND OTHER VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 3 of the Employment Agreement dated January 20, 1993 is hereby amended by replacing the rate of salary of $82,000 per anum with the rate of salary of $125,000 per anum. All other parts of Section 3 remain unchanged.

         2. Section 6 of the Agreement dated January 20, 1993 by and between the Bank and the Employee is hereby amended by replacing Section 6 as set forth therein in its entirety with the following:

                  "6. TERM. The term of employment under this Agreement shall be for the period commencing August 31, 1995 and ending March 31, 2000, unless or until terminated as hereinafter provided."


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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 under seal and in such form as to be binding as of the day and year first hereinabove written.

                                            BANK OF UNION

                                            BY: /s/ Frank H. Hawfield
                                                    Frank H. Hawfield, Chairman


ATTEST:
/s/ David C. McGuirt
Secretary
[SEAL]

                                           EMPLOYEE
                                           /s/ H. Clark Goodwin
                                               H. Clark Goodwin


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